Rule 10f-3 Transaction Exhibit
Nuveen Real Estate Income Fund
FILE #811-10491
ATTACHMENT 77O

   TRADE DATE
   DESCRIPTION OF
SECURITY/ISSUER
   ISSUE SIZE
   AMOUNT
PURCHASED
   LIST OF
UNDERWRITERS
   NAME OF
AFFILIATED BROKER-
DEALER
5/28/14
Health Care REIT
$872,900,000
$386,570
BofA Merrill Lynch,
JPMorgan, Goldman
Sachs, Morgan Stanley,
 KeyBanc Capital Markets,
 RBC Capital Markets
 and UBS
JPMorgan Securities LLC
6/13/14
Retail Opportunity
Investments Corp
(Common Stock)
$214,906,250
$1,203,475
Wells Fargo Securities,
 BMO Capital Markets,
 JPMorgan, KeyBanc Capital,
 Janney Montgomery, MLV & Co.,
 Robert W. Baird, Piper Jaffray,
PNC Capital, Raymond James
and RBS Securities.
JPMorgan Securities LLC
6/26/14
Brixmor Property Group, Inc.
 (Common Stock)
$774,956,250
$1,483,875
Citigroup, Wells Fargo,
JPMorgan, BofA Merrill Lynch,
 Barclays, DB Securities, RBC Capital
and UBS
JPMorgan Securities LLC